Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonoma Pharmaceuticals Reports Fiscal Year and Fourth Quarter 2018 Financial Results

Strong Annual Year-Over-Year Growth in Revenue of 30%

$10 Million in Cash as of March 31, 2018

Conference Call Begins at 4:30pm EDT Today

PETALUMA, Calif.—(June 13, 2018)—Sonoma Pharmaceuticals, Inc. (Nasdaq: SNOA), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the fiscal year 2018 and fourth quarter ended March 31, 2018.

Total revenues of $16.7 million for fiscal year 2018 increased by $3.8 million, or 30%, as compared to $12.8 million for fiscal year 2017. Product revenue of $15.7 million for fiscal year 2018, increased $3.7 million, or 31%, compared to the same period last year. This increase in product revenue was driven by strong growth in the United States, up $1.8 million, or 27%, and by higher international sales, up $1.9 million, or 36%.

Total revenue of $3.7 million for the fourth quarter ended March 31, 2018, was down slightly when compared to $4.0 million for the same period last year. Product revenues of $3.3 million for the fourth quarter ended March 31, 2018, were down 14%, or $530,000, when compared to the same period last year, largely as the result of lower sales in the United States and rest of world, partly offset by increases in Europe and Latin America.

“We are pleased to report strong year-over-year revenue growth for all our product categories. During the last 12 months, we continued to expand our business with a new set of FDA approvals for our dermatology and eye care product lines along with additional market approvals and partnerships for our products internationally,” said Jim Schutz, Sonoma Pharmceuticals CEO. “The fourth quarter dermatology market was challenging for us as we experienced a decline in product revenues due to the impact of health insurance deductible resets at the beginning of the calendar year and the impact of increased product rebates. To manage an ever-changing health insurance reimbursement marketplace, we are taking steps to reduce the impact on our revenue growth by working with a home delivery pharmacy program and advancing relationships with managed care organizations. In addition, as announced last week, we’re excited to be partnering in Brazil with NC Group/ U.SK, Brazil’s largest pharmaceutical company.”

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Business Highlights

•	Assembled 33 experienced sales representatives and sales managers, a national sales force, focused exclusively on the medical dermatology market.

o	Selling a robust portfolio of six non-steroidal products for treatment of atopic and seborrheic dermatitis, surgical procedures, severe acne, skin repair, descaling and scar management.

•	Received FDA clearances to add antimicrobial language to key dermatology products further increasing our lead as the go-to non-antibiotic, non-steroidal solutions that provide early-intervention relief with virtually no side effects or contraindications.
•	Received Brazilian approvals in October 2017 for seven topical, non-steroidal and non-antibiotic HOCl products for acne, atopic dermatitis, scar management and post-laser procedures.
•	Signed a license and supply agreement in June 2018 with the largest pharmaceutical company in Brazil, NC Group/U.SK, to commercialize all seven HOCl products.
•	Received approval from United Arab Emirates (UAE) Ministry of Health & Prevention for seven products addressing the following indications; daily eyelid hygiene, antimicrobial nasal cleaning, antiseptic mouth and throat rinse, acne and several anti-fungal indications.

Results for the Three months Ended March 31, 2018

Product revenues in the United States of $1.4 million, for the three months ended March 31, 2018, decreased by $477,000, or 26%, as compared to $1.8 million for the three months ended March 31, 2017. This decrease was mostly the result of lower sales of the company’s dermatology and animal health care products, partly offset by an increase in sales of our acute care products. The decline in the dermatology revenue for the fourth quarter compared to the same period in prior year was largely due to lower units shipped as wholesalers reduced their inventory, higher rebate costs due to impact of health care plan deductibles and the reset of those deductibles for most plans in January, along with the growth of high deductible health care programs.

Product revenue in Latin America for the quarter ended March 31, 2018, was $912,000, up 9% from the same period last year. This amount reflects the sale of products to Invekra following the completion of Sonoma’s asset sale to Invekra in October 2016. Sonoma will continue to supply products to Invekra until Invekra’s manufacturing facility is operational.

Product revenue in Europe and the rest of the world of $995,000, for the three months ended March 31, 2018, decreased by $131,000, or 12%, as compared to $1.1 million for the three months ended March 31, 2017. This decrease was the result of lower sales in China and the Middle East, partly offset by higher sales in Europe, Singapore, Hong Kong and India.

Sonoma reported gross profit of $1.3 million, or 36% of total revenue, during the three months ended March 31, 2018, compared to a gross profit of $1.9 million, or 48% of total revenue in the same period in the prior year. The decrease in gross profit, as a percentage of revenue, was primarily due to Latin America as a result of higher sales to Invekra at a very low profit margin and the decline in the higher margin dermatology revenue in the United States.

Operating expenses minus non-cash expenses during the fourth quarter of fiscal year 2018 were $5.1 million, up $664,000, or 15%, as compared to the same period in the prior year. This increase in operating expenses was mostly due to higher sales, marketing, legal and administrative expenses in the United States, partly offset by a decline in Latin American expenses. A key driver to the growth in operating expenses is the increase in the number of dermatology sales representatives, compared to the same period last year.

Loss from operations was $4.7 million, up $1.8 million, compared to $2.9 million for the same period last year. Operating loss less non-cash expenses (EBITDA) for the three months ended March 31, 2018, was $3.7 million, compared to $2.4 million for the same period last year.

As of March 31, 2018, Sonoma had cash and cash equivalents of $10.1 million, as compared to $8.6 million as of December 31, 2017.

Results for the Twelve Months Ended March 31, 2018

The company reported gross profit of $7.3 million, and $5.7 million, for the twelve months ended March 31, 2018 and 2017, respectively. The gross profit as a percentage of total revenues was 44% for both periods. Total operating expenses less non-cash expenses of $19 million increased $2.4 million, or 14%, for the twelve months ended March 31, 2018, as compared to the same period in the prior year. This increase was primarily due to higher costs of the direct sales force for dermatology. Operating loss less non-cash expenses (EBITDA) of $11.2 million, for the twelve months ended March 31, 2018, was up $716,000, compared to $10.5 million for the same period last year.

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Conference Call

Sonoma’s management will hold a conference call today to discuss fourth quarter fiscal year 2018 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at https://edge.media-server.com/m6/p/ufhciggt. Please log on approximately 10 minutes prior to the presentation in order to register and download the appropriate software, if any. Also, participants can download a graphical presentation of the quarterly results at this same site, which provides greater granular detail in conjunction with the call.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 3495907. A webcast replay will be available on the site at http://ir.sonomapharma.com/events.cfm for one year following the call.

About Sonoma Pharmaceuticals, Inc.

Sonoma is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “continue,” “reduce,” and “expand,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to meet the Company’s cash needs, fund further development and clinical studies, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma Pharmaceuticals™ is a trademark or registered trademark of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Sonoma Pharmaceuticals, Inc.

Bob Miller

CFO

(925) 787-6218

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31
	2018	2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$10,066	$17,461
Accounts receivable, net	1,537	2,108
Inventories	2,865	2,221
Prepaid expenses and other current assets	1,547	616
Current portion of deferred consideration, net of discount	239	237
Total current assets	16,254	22,643
Property and equipment, net	1,136	1,239
Deferred consideration, net of discount, less current portion	1,322	1,497
Other assets	494	80
Total assets	$19,206	$25,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,272	$1,255
Accrued expenses and other current liabilities	1,406	1,302
Deferred revenue	147	345
Deferred revenue Invekra	59	176
Current portion of long-term debt	230	123
Current portion of capital leases	147	74
Taxes payable	–	13
Total current liabilities	3,261	3,288
Long-term deferred revenue Invekra	443	527
Long-term debt, less current portion	32	45
Long-term capital leases, less current portion	144	168
Total liabilities	3,880	4,028
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at March 31, 2018 and March 31, 2017, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at March 31, 2018 and March 31, 2017, 6,171,736 and 4,289,322 shares issued and outstanding at March 31, 2018 and March 31, 2017, respectively	1	1
Additional paid-in capital	176,740	168,709
Accumulated deficit	(157,440)	(143,101)
Accumulated other comprehensive loss	(3,975)	(4,178)
Total stockholders’ equity	15,326	21,431
Total liabilities and stockholders’ equity	$19,206	$25,459

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Revenues
Product	$3,269	$3,799	$15,663	$11,957
Service	386	230	995	868
Total revenues	3,655	4,029	16,658	12,825
Cost of revenues
Product	2,140	1,912	8,669	6,419
Service	183	170	679	738
Total cost of revenues	2,323	2,082	9,348	7,157
Gross profit	1,332	1,947	7,310	5,668
Operating expenses
Research and development	476	350	1,575	1,576
Selling, general and administrative	5,605	4,509	19,924	17,066
Total operating expenses	6,081	4,859	21,499	18,642
Loss from operations	(4,749)	(2,912)	(14,189)	(12,974)
Interest expense	(9)	(1)	(40)	(3)
Interest income	173	14	258	22
Other income (expense), net	(178)	(258)	(357)	18
Loss from continuing operations before income taxes	(4,763)	(3,157)	(14,328)	(12,937)
Income tax benefit	–	228	–	4,268
Loss from continuing operations	(4,763)	(2,929)	(14,328)	(8,669)
Income from discontinued operations (net of tax)	–	493	–	17,943
Net (loss) income	$(4,763)	$(2,436)	$(14,328)	$9,274

Net (loss) income per share: basic and diluted
Continuing operations	$(0.93)	$(0.69)	$(3.16)	(2.05)
Discontinued operations	–	0.12	–	4.25
	$(0.93)	$(0.57)	$(3.16)	$2.20

Weighted-average number of shares used in per share calculations: basic and diluted	5,134	4,224	4,530	4,224

Other comprehensive (loss) income
Net (loss) income	$(4,763)	$(2,436)	$(14,328)	$9,274
Foreign currency translation adjustments	425	493	203	(324)
Comprehensive (loss) income	$(4,338)	$(1,943)	$(14,125)	$8,950

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(1) Loss from operations minus non-cash expenses (EBITDA):
GAAP loss from operations as reported	$(4,749)	$(2,912)	$(14,189)	$(12,974)
Non-cash adjustments:
Stock-based compensation	908	413	2,500	2,243
Depreciation and amortization	124	70	490	248
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(3,717)	$(2,429)	$(11,199)	$(10,483)

(2) Net loss minus non-cash expenses:
GAAP net (loss) income as reported	$(4,763)	$(2,436)	$(14,328)	$9,274
Non-cash adjustments:
Stock-based compensation	908	413	2,500	2,243
Depreciation and amortization	124	70	490	248
Non-GAAP net (loss) income minus non-cash expenses	$(3,731)	$(1,953)	$11,338	$11,765

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$6,081	$4,859	$21,499	$18,642
Non-cash adjustments:
Stock-based compensation	(875)	(362)	(2,331)	(1,995)
Depreciation and amortization	(57)	(12)	(211)	(42)
Non-GAAP operating expenses minus non-cash expenses	$5,149	$4,485	$18,957	$16,605

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, and non-cash foreign exchange transaction losses. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

PRODUCT RELATED REVENUE SCHEDULES

(In thousands)

(Unaudited)

The following table shows the Company’s product revenues by geographic region:

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
United States	$1,362	$1,839	$(477)	(26%	)
Latin America	912	834	78	9%
Europe and Rest of the World	995	1,126	(131)	(12%	)
Total	$3,269	$3,799	$(530)	(14%	)

	Year Ended March 31,
	2018	2017	$ Change	% Change
United States	$8,372	$6,580	$1,792	27%
Latin America	3,007	1,299	1,708	131%
Europe and Rest of the World	4,284	4,078	206	5%
Total	$15,663	$11,957	$3,706	31%

In connection with the Company’s sale of its Latin America business to Invekra, product related revenues were reclassified from continuing operations to discontinued operations. The amounts were classified in the prior periods as Latin America sales. The amounts reclassified are as follows:

	Year Ended March 31,
	2018	2017
Product revenues	$–	$2,693
Product license fees and royalties	–	412
Total product related revenues	$–	$3,105

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